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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

A) Westernbank Puerto Rico - an insured non-member commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico.

      Subsidiaries of Westernbank Puerto Rico:

      1. Westernbank World Plaza, Inc. - incorporated under the laws of the Commonwealth of Puerto Rico, for the purpose of owning, developing, managing and operating a 23-story office building, including its related parking facility, located in Hato Rey, Puerto Rico.

      2. SRG Net, Inc. - incorporated under the laws of the Commonwealth of Puerto Rico, for the operation of an electronic funds transfer network.

      3. Westernbank International Bank Corp. (Inactive) - an international banking entity incorporated under the laws of the Commonwealth of Puerto Rico, to carry commercial banking and related services, and treasury and investment activities outside of Puerto Rico.

B) Westernbank Insurance Corp. - a registered insurance agency organized and existing under the laws of the Commonwealth of Puerto Rico.

C) Westernbank Securities, Inc. (Inactive) - a registered securities broker-dealer incorporated under the laws of the Commonwealth of Puerto Rico.